NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris Mathis

(512) 434-3766

TEMPLE-INLAND INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

AUSTIN, TEXAS, January 27, 2009--Temple-Inland Inc. today reported a fourth quarter 2008 net loss of $6 million, or $0.06 per share, compared with third quarter 2008 net income of $3 million, or $0.03 per share, and fourth quarter 2007 net income of $1.165 billion, or $10.76 per share.

Fourth quarter 2008 net income excluding special items was $0.11 per share, compared with third quarter 2008 net loss excluding special items of $0.03 per share, and fourth quarter 2007 net income excluding special items of $0.23 per share. Results for fourth quarter 2008 include special items of $0.17 per share, consisting of (i) a special after-tax charge of $8 million, or $0.07 per share, primarily related to the closure of our Rome, Georgia box plant and our hardboard siding operation in Diboll, Texas; and (ii) a tax adjustment of $10 million, or $0.10 per share, resulting from a change in the annual tax rate.

	4th Qtr.	3rd Qtr.	4th Qtr.
	2008	2008	2007

Net income per share	($0.06)	$0.03	$10.76
Adjustment for special items	$0.17	($0.06)	($10.53)
Net income (loss) per share, excluding special items	$0.11	($0.03)	$0.23

For the year, net loss was $8 million, or $0.08 per share, including special after-tax charges of $20 million, or $0.19 per share, primarily related to our 2007 transformation plan and the closure of converting and production facilities. This compares with 2007 net income of $1.305 billion, or $12.08 per share including special after-tax items of $1.225 billion, or $11.34 per share, primarily related to the effects of our transformation plan. Net income excluding special items was $12 million, or $0.11 per share, in 2008 compared with $80 million, or $0.74 per share, in 2007.

		Year
	2008		2007

Net income per share	($0.08)		$12.08
Adjustment for special items	$0.19		($11.34)
Net income per share, excluding special items	$0.11		$0.74

Corrugated Packaging

	4th Qtr.	3rd Qtr.	4th Qtr.	Year	Year
	2008	2008	2007	2008	2007
Segment Operating Income	$68	$50	$75	$225	$287
($ in Millions)

Corrugated Packaging reported fourth quarter 2008 operating income of $68 million compared with $50 million in third quarter 2008 and $75 million in fourth quarter 2007. Corrugated Packaging operating income improved in fourth quarter 2008 compared with third quarter 2008 as higher box prices and lower fiber, energy and freight costs more than offset lower box shipments and the costs associated with 108,000 tons of market-related downtime and 22,000 tons of maintenance related downtime taken in fourth quarter 2008. Operating income declined in fourth quarter 2008 compared with fourth quarter 2007 as higher box prices were more than offset by downtime costs, higher energy, freight, and chemical costs, and lower box shipments.

Building Products

	4th Qtr.	3rd Qtr.	4th Qtr.	Year	Year
	2008	2008	2007	2008	2007
Segment Operating Income	($14)	($6)	($15)	($40)	$8
($ in Millions)

Building Products reported a fourth quarter 2008 operating loss of $14 million compared with a loss of $6 million in third quarter 2008 and a loss of $15 million in fourth quarter 2007. Operating income declined in fourth quarter 2008 compared with third quarter 2008 as higher gypsum prices and lower costs were more than offset by lower lumber prices and lower volumes for all products. Building Products operating income improved in fourth quarter 2008 compared with fourth quarter 2007 as lower costs and higher gypsum and particleboard prices more than offset lower lumber prices and volumes for all products.

Comments

Doyle R. Simons, chairman and chief executive officer of Temple-Inland Inc., said, “We delivered solid operating results in fourth quarter 2008.

“In Corrugated Packaging, fourth quarter 2008 was our most profitable quarter of the year. We operated well and benefited from our box plant transformation, acquisition of PBL, higher box prices and lower input costs. We took 108,000 tons of mill downtime in the quarter to match our production to our demand as our box shipments were down approximately 7% compared with year ago levels. We enter 2009 with the lowest inventory levels in the last three years.

“In Building Products, shipments for all of our products declined in the fourth quarter due to difficult market conditions and the seasonal slowdown in demand. We took action in the quarter to further drive down our costs including exiting the hardboard siding business and reducing our headcount by an additional 11%. We also successfully introduced a new fiberglass-faced gypsum sheathing product, GreenGlass™, for use in commercial and residential applications during the quarter.

“As we enter 2009, economic conditions continue to be uncertain. However, the actions we took in 2008 to lower our cost structure significantly throughout our company, drive down our inventories and grow our business will serve us well in 2009.”

Temple-Inland will host a conference call on January 27, 2008 at 9:30 am EST to discuss results of fourth quarter 2008. To access the conference call, listeners calling from the United States and Canada should dial 1-866-394-6665 at least 15 minutes prior to the start of the call. The passcode for the conference call is: 81604811. Those wishing to access the call from outside the United States and Canada should dial 1-706-634-1667 and use the same passcode as set forth above. Replays of the call will be available for two weeks following completion of the live call and can be accessed at 1-800-642-1687 in the United States and Canada and at 1-706-645-9291 outside the United States and Canada. The passcode for the replay is: 81604811.

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 63 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; changes in interest rates; current conditions of financial markets could adversely affect our ability to finance our operations; demand for new housing; accuracy of accounting assumptions related to impaired assets, pension and postretirement costs, contingency reserves and income taxes; competitive actions by other companies; changes in laws or regulations; our ability to execute certain strategic and business improvement initiatives; the accuracy of certain judgments and estimates concerning the integration of acquired operations; and other factors, many of which are beyond our control.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS AND SEGMENT RESULTS

(Preliminary and Unaudited)

	Fourth Quarter		For the Year
	2008	2007	2008	2007
	(In millions, except per share)
Revenues
Corrugated packaging	$819	$756	$3,190	$3,044
Building products	154	164	694	806
Timber and timberland (a)	––	17	––	76
Total revenues	$973	$937	$3,884	$3,926

Income
Corrugated packaging	$68	$75	$225	$287
Building products	(14)	(15)	(40)	8
Timber and timberland (a)	––	12	––	65
Total segment operating income	54	72	185	360
Items not included in segments:
General and administrative expense	(17)	(25)	(76)	(100)
Share-based compensation	18	––	2	(34)
Other operating income (expense)	(13)	1,881	(29)	1,865
Other non-operating income (expense)	1	(36)	––	(35)
Net interest income (expense) on financial assets and nonrecourse financial liabilities of special purpose entities	2	10	(2)	10
Interest expense on debt	(23)	(25)	(81)	(111)
Income (loss) before taxes	22	1,877	(1)	1,955
Income tax (expense) benefit	(28)	(719)	(7)	(753)
Income (loss) from continuing operations	(6)	1,158	(8)	1,202
Discontinued operations	––	7	––	103
Net income (loss)	$(6)	$1,165	$(8)	$1,305

Average basic shares outstanding	106.7	106.0	106.7	106.0
Average diluted shares outstanding	106.7	108.2	107.4	108.1

Earnings per share – Basic
Income (loss) from continuing operations	$(0.06)	$10.88	$(0.08)	$11.33
Discontinued operations	––	0.08	––	0.98
Net income (loss)	$(0.06)	$10.96	$(0.08)	$12.31

Earnings per share – Diluted (b)
Income from continuing operations	$(0.06)	$10.69	$(0.08)	$11.12
Discontinued operations	––	0.07	––	0.96
Net income	$(0.06)	$10.76	$(0.08)	$12.08

Dividends per share (c)	$0.10	$10.53	$0.40	$11.37

____________

(a)	We no longer have a timber and timberland segment as a result of the fourth quarter 2007 sale of our timberland.
(b)	Earnings per diluted share not applicable for fourth quarter and full year 2008 due to our loss from continuing operations.
(c)	Includes special dividends of $10.25 per share in fourth quarter 2007.

TEMPLE-INLAND INC. AND SUBSIDIARIES

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

	Year-End 2008	Year-End 2007
ASSETS	(Dollars in millions)
Current Assets	$1,073	$1,277
Property and Equipment	1,664	1,632
Financial Assets of Special Purpose Entities	2,474	2,383
Goodwill	394	365
Other Assets	264	285
TOTAL ASSETS	$5,869	$5,942

LIABILITIES
Current Liabilities	$446	$890
Long-Term Debt	1,191	852
Nonrecourse Financial Liabilities of Special Purpose Entities	2,140	2,140
Deferred Tax Liability	750	762
Liability for Pension Benefits	172	71
Liability for Postretirement Benefits	101	123
Other Long-Term Liabilities	292	324
TOTAL LIABILITIES	5,092	5,162
NONCONTROLLING INTEREST OF SPECIAL PURPOSE ENTITIES	91	––
SHAREHOLDERS’ EQUITY	686	780
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,869	$5,942

TEMPLE-INLAND INC. AND SUBSIDIARIES

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

	Fourth Quarter 2008	Third Quarter 2008	Second Quarter 2008	First Quarter 2008	For the Year 2008
CASH PROVIDED BY (USED FOR) OPERATIONS	(Dollars in millions)
Operations (including payments related to our 2007 transformation plan of $11 million in third quarter and $39 million in first quarter)	$80 (a)	$66	$57 (a)	$19	$222
Working capital (including payments related to our 2007 transformation plan of $20 million in third quarter, $1 million in second quarter and $276 million in first quarter)	(19)	(20)	(7)	(358)	(404)
	61	46	50	(339)	(182)
CASH PROVIDED BY (USED FOR) INVESTING
Capital expenditures	(48)	(40)	(42)	(34)	(164)
Acquisition, net of cash acquired	––	(57)	––	––	(57)
Other	––	(2)	(3)	(1)	(6)
	(48)	(99)	(45)	(35)	(227)
CASH PROVIDED BY (USED FOR) FINANCING
Cash dividends to shareholders	(11)	(11)	(10)	(11)	(43)
Net change in debt	(1)	68	15	204	286
Other	(7)	2	(4)	(8)	(17)
	(19)	59	1	185	226
Effect of exchange rate changes on cash and cash equivalents	(3)	––	––	––	(3)
Net increase (decrease) in cash and cash equivalents	(9)	6	6	(189)	(186)
Cash and cash equivalents at beginning of period	50	44	38	227	227
Cash and cash equivalents at end of period	$41	$50	$44	$38	$41

SUPPLEMENTAL INFORMATION
Depreciation and amortization	$55	$51	$50	$50	$206
____________
(a)	Includes $15 million of voluntary, discretionary contributions to our defined benefit plan in second and fourth quarter 2008.

TEMPLE-INLAND INC. AND SUBSIDIARIES

REVENUES AND UNIT SALES, EXCLUDING JOINT VENTURE OPERATIONS

(Preliminary and Unaudited)

	Fourth Quarter		For the Year
	2008	2007	2008	2007
	(Dollars in millions)
Revenues
Corrugated packaging
Corrugated packaging	$744	$727	$2,975	$2,905
Paperboard (a) (b)	75	29	215	139
Total corrugated packaging	$819	$756	$3,190	$3,044
Building products
Pine lumber	$48	$54	$225	$244
Particleboard	37	38	175	181
Gypsum wallboard	34	39	135	228
Medium density fiberboard	16	13	72	62
Fiberboard	8	11	41	52
Other	11	9	46	39
Total building products	$154	$164	$694	$806
Timber and Timberland (c)
Fiber and other	N/A	$17	N/A	$76

Unit Sales
Corrugated packaging
Corrugated packaging, thousands of tons	799	816	3,303	3,351
Paperboard, thousands of tons (a) (b)	165	60	469	303
Total, thousands of tons	964	876	3,772	3,654
Building products
Pine lumber, mbf	176	198	769	838
Particleboard, msf	100	110	472	506
Gypsum wallboard, msf	248	311	1,061	1,475
Medium density fiberboard, msf	30	29	140	135
Fiberboard, msf	43	60	213	288
	____________
(a)	Paperboard includes containerboard and light-weight gypsum facing paper.
(b)	Comparisons of revenue and unit sales of paperboard are affected by the July 25, 2008 purchase of our partner’s interest in Premier Boxboard Limited LLC.
(c)	We no longer have a timber and timberland segment as a result of the fourth quarter 2007 sale of our timberland.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CALCULATION OF NON-GAAP FINANCIAL MEASURES

(Preliminary and Unaudited)

	Fourth Quarter		Third Quarter	For the Year
	2008	2007	2008	2008	2007
	(In millions, except per share)
NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS
Net income (loss) in accordance with GAAP	$(6)	$1,165	$3	$(8)	$1,305
Special items, after-tax:
Transformation plan:
Gain on sale of timberland	––	(1,265)	––	––	(1,265)
Transformation costs	––	39	––	13	48
Charges related to early repayment of debt	––	25	––	––	25
Discontinued operations	––	(7)	––	––	(103)
	––	(1,208)	––	13	(1,295)
Other:
Closure and sale of converting and production facilities	5	39	––	5	34
Litigation and other	3	30	––	––	39
Charges related to early repayment of PBL debt	––	––	1	2	––
Adjustment due to change in annual tax rate to 89 percent in third quarter 2008 and 38 percent in fourth quarter 2008	10	––	(7)	––	––
One-time tax benefit	––	––	––	––	(3)
	18	69	(6)	7	70
Total special items, after-tax	18	(1,139)	(6)	20	(1,225)
Net income (loss), excluding special items	$12	$26	$(3)	$12	$80

Net income (loss), per share, in accordance with GAAP	$(0.06)	$10.76	$0.03	$(0.08)	$12.08
Special items, after-tax, per share:
Transformation plan:
Gain on sale of timberland	––	(11.69)	––	––	(11.69)
Transformation costs	––	0.36	––	0.12	0.44
Charges related to early repayment of debt	––	0.23	––	––	0.23
Discontinued operations	––	(0.07)	––	––	(0.96)
	––	(11.17)	––	0.12	(11.98)
Other:
Closure and sale of converting and production facilities	0.05	0.36	––	0.05	0.31
Litigation and other	0.02	0.28	––	––	0.36
Charges related to early repayment of PBL debt	––	––	0.01	0.02	––
Adjustment due to change in annual tax rate to 89 percent in third quarter 2008 and 38 percent in fourth quarter 2008	0.10	––	(0.07)	––	––
One-time tax benefit	––	––	––	––	(0.03)
	0.17	0.64	(0.06)	0.07	0.64
Total special items, after-tax	0.17	(10.53)	(0.06)	0.19	(11.34)
Net income (loss) per share, excluding special items	$0.11	$0.23	$(0.03)	$0.11	$0.74

Average basic shares outstanding	106.7	106.0	106.7	106.7	106.0
Average diluted shares outstanding	106.7	108.2	107.6	107.4	108.1